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                                                                    Exhibit 23.2


January 23, 2003


Golden Star Resources
10579 Bradford Road, Suite 103
Littleton, CO 80127-4247
USA

Dear Sirs:

Re: Qualifying Report on the Bogoso-Prestea Project, Ghana


Associated Mining Consultants Ltd. (AMCL) and Messrs. Keith McCandlish, P.Geol. and Alan L. Craven, P.Eng. consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (Reg. No. 333-102225) of Golden Star Resources Ltd. (the "Company") to be filed in connection with the sale from time to time of securities of the Company, or any amendment or supplement to the foregoing, of the statements of reserves, production and mineral deposits at the Bogoso and Prestea properties included in this Prospectus by reference to the Annual Report of the Company on Form 10-K for the year ended December 31, 2001 included in reliance on our Qualifying Report on the Bogoso-Prestea Project, Ghana, dated December 13, 2001, prepared by Keith McCandlish, P.Geol., and Alan L. Craven, P.Eng. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


Yours Sincerely,

ASSOCIATED MINING CONSULTANTS LTD.

/s/ Keith McCandlish

Keith McCandlish, P.Geol.
Manager of Mineral Services


/s/ Alan L. Craven

Alan L. Craven, P. Eng.
Vice President and General Manager